                                                                    EXHIBIT 12.1

                       THE DIAL CORP -- TOTAL ENTERPRISE
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                        THREE MONTHS ENDED
                                             MARCH 31,                            YEAR ENDED DECEMBER 31,
                                        -------------------     ------------------------------------------------------------
                                         1994        1993         1993         1992         1991         1990         1989
                                        -------     -------     --------     --------     --------     --------     --------
Earnings available for fixed charges:
  Pretax income from continuing
    operations........................  $28,084     $17,277     $171,649     $120,334     $ 72,380     $125,769     $ 73,086
  Minority interests..................     (100)       (158)       3,618        2,814        3,543        8,357        8,219
  Fixed charges, excluding capitalized
    interest..........................   24,075      22,576       91,620      100,149      101,253      107,774      113,645
                                        -------     -------     --------     --------     --------     --------     --------
                                        $52,059     $39,695     $266,887     $223,297     $177,176     $241,900     $194,950
                                        =======     =======     ========     ========     ========     ========     ========
Fixed charges:
  Interest expense....................  $12,369     $13,369     $ 49,965     $ 56,049     $ 56,768     $ 63,667     $ 70,182
  Interest capitalized................       83          58          149          320          590          436          964
  Estimated portion of rental expense
    representing interest.............   11,706       9,207       41,655       44,100       44,485       44,107       43,463
                                        -------     -------     --------     --------     --------     --------     --------
                                        $24,158     $22,634     $ 91,769     $100,469     $101,843     $108,210     $114,609
                                        =======     =======     ========     ========     ========     ========     ========
Ratio of earnings (available for fixed
  charges) to fixed charges...........     2.16        1.75         2.91         2.22         1.74         2.24         1.70
                                        =======     =======     ========     ========     ========     ========     ========
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